Exhibit 10.1

FORM OF EXECUTIVE SEVERANCE AND NONCOMPETITION AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of May 10, 2005 (“Effective Date”), is between Broadwing Corporation, a Delaware corporation, on behalf of itself, its affiliates, subsidiaries, successors and assigns (collectively “Broadwing” or the “Company”), and FIRST NAME LAST NAME (“Executive”). The terms used in this Agreement and not otherwise defined herein have the meanings assigned to such terms in the attached Exhibit A.

RECITALS:

A. Executive is a key employee of Broadwing, and has made and is expected to continue to make significant contributions to the profitability, growth, and financial strength of Broadwing.

B. To promote retention, continuity of management in the event of an actual or threatened change in control, and other benefits to Broadwing, Broadwing desires to establish a severance benefit for Executive.

C. Broadwing has assessed the costs and benefits of providing severance benefits as provided in this Agreement and similar agreements for other key employees, and has determined that it is cost-effective and in the best interests of Broadwing to enter into this Agreement and such similar agreements.

D. The Company and Executive may be parties to one or more prior similar subject matter Agreement(s) (“Prior Agreement”). Except at expressly stated otherwise in this Agreement, Broadwing and Executive desire that, as of the Effective Date, such Prior Agreement, if any, is modified, amended and superseded by the terms of this Agreement. Accordingly, except as expressly stated otherwise in this Agreement, in the event that the terms of this Agreement conflict with the terms of any Prior Agreement, the terms of this Agreement shall control.

NOW, THEREFORE, as condition of Executive’s continued employment with Broadwing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Broadwing and Executive agree as follows:

1. Nature of Employment. Except as expressly provided otherwise in a separate written agreement between the Executive and the Company, Executive acknowledges that he or she is an “employee at will” and the period of Executive’s employment (“the Employment Period”) shall continue until the earliest to occur of Executive’s resignation, death, Disability (as defined below), or termination by the Company. The Company may terminate Executive’s employment at any time with or without Cause (as defined below), and Executive may terminate his employment at any time with or without Good Reason (as defined below) upon giving written notice of his resignation to the Company at least 30 days prior to the date of such termination, or such shorter period as may be agreed between Executive and the Company.

2. Termination of Employment.

(a) If Executive’s employment is terminated due to Executive’s death, the Company will pay to Executive’s estate accrued and unpaid current base salary accrued through the date of termination.

(b) If Executive’s employment is terminated due to Executive’s Disability, Executive will be entitled to receive (i) his or her accrued and unpaid current base salary (together with all unused vacation benefits accrued in accordance with the Company’s vacation accrual policies) accrued through the date of termination, (ii) the cash payment set forth in Section 2(d)(ii) below, and (iii) such benefits as are available under the Company’s long-term disability insurance plans as in effect on the date of termination. Executive will be “Disabled” only if, as a result of his or her incapacity due to physical or mental illness, (i) he or she is considered disabled under the Company’s long-term disability insurance plans referred to in the preceding sentence, or (ii) he or she is determined to be unable to fulfill his or her job related functions for Broadwing for a period in excess of 60 consecutive days as determined by a physician of Broadwing’s choosing.

(c) If Executive’s employment is terminated due to Executive’s resignation other than for Good Reason or a termination by the Company for Cause, Executive will be entitled to receive his or her accrued and unpaid current base salary accrued through the date of such termination.

(d) If Executive’s employment is terminated due to Executive’s resignation for Good Reason or a termination by the Company (other than for Cause) within 24 months after a Corporate Transaction, then Executive will be entitled to receive:

(i) his or her accrued and unpaid current base salary accrued through the date of termination;

(ii) a cash payment, which will be payable over the 20.88 month period commencing on the date of such termination in equal installments on the same pay schedule as applicable to base salary prior to such termination, equal to 20.88 divided by 12 and then multiplied by his or her annual Highest Base Salary (defined for this Agreement as Executive’s highest base compensation during the 12-month period immediately prior to termination);

(iii) a continuation for the 20.88 month period following the month of termination in the Company’s health and other insurance benefit programs for which senior executive employees are generally eligible (unless at any time during such benefit-continuation period Executive obtains other employment with substantially comparable health and other insurance benefits)

provided that, with respect to clauses (ii) and (iii), Executive will be entitled to receive such amounts if and only if Executive has executed and delivered to the Company the General

Release substantially in form and substance as set forth in Exhibit A attached hereto and only so long as Executive is in compliance with the provisions of paragraphs 3, 4 and 5 hereof.

(e) Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). Broadwing and Executive acknowledge and expressly agree that the terms of this Agreement shall not be construed to modify, amend or supersede any agreement regarding restricted stock or stock options grants to Executive under Broadwing’s 1997 Stock Option Plan or 2000 Long Term Incentive Plan or any similar plan adopted by the Company.

(f) For purposes of this Agreement, “Cause” shall mean Executive’s (i) habitual intoxication, (ii) illegal drug use or illegal drug addiction, (iii) conviction of a felony (or plea of guilty or nolo contendre), (iv) a material failure or inability to perform duties or obligations as an employee, other than from illness or injury, (v) willful misconduct or negligence in the performance of duties or obligations as an employee, or (vi) any material breach of this Agreement, or other agreement entered into between the Company and Executive; provided, however, that in the case of (i), (ii), (iv) or (iv) (with respect to negligence only) above, Executive shall have received written notice from the Company of the acts purportedly constituting Cause and shall have failed to cure such acts within 30 days following receipt of such notice.

(g) For purposes of this Agreement, a termination by Executive for “Good Reason” will mean Executive’s voluntary resignation after any of the following: (i) a material reduction in the Executive’s compensation, (ii) a material reduction in the Executive’s position, duties or responsibilities, (iii) a requirement that the Executive move his or her principal residence because his primary place of employment or service is moved to a location greater than 50 miles away from its then current location, or (iv) Broadwing (or a successor) has not paid to the Executive when due any salary, bonus or other material benefit.

(h) For purposes of this agreement, the term “Corporate Transaction” means the first to occur of any of the following: (i) any sale, lease, exchange, or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Broadwing; (ii) individuals who, as of the Effective Date, constitute the entire Board of Directors (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election was approved by a vote of a majority of the then Incumbent Directors shall be, for the purpose of this provision, considered as though such individual were an Incumbent Director; (iii) any consolidation or merger of Broadwing with any other entity where the stockholders of Broadwing immediately prior to the consolidation or merger (other than any stockholder directly or indirectly acquiring control in said consolidation or merger), would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, 50% of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger (or its parent corporation, if any); (iv) a person or entity becomes the beneficial owner, directly or indirectly, of securities of Broadwing representing 75% or more of the total number of votes that may be cast for the election of the directors of

Broadwing; or (v) the Board, by vote of a majority of all of the directors, adopts a resolution to the effect that a Corporate Transaction has occurred for purposes of the Agreement. In addition, for purposes of this Agreement (and not for any other purpose) a Corporate Transaction shall be deemed to have occurred if there is a transaction which includes or involves a sale or transfer, to a party that is not owned or controlled by the Company or any of its affiliates, of substantially all of the Telecommunications Services Business (as defined below) of the Company without the sale or transfer of substantially all of the stock or assets of the Company. For the purpose of this Agreement, the phrase “substantially all of the Telecommunications Services Business” means the sale or transfer of Company assets representing 50% or more of the Telecommunications Services Business gross revenues generated by the Company during the 12 month period immediately prior to the date of such sale or transfer of assets. “Telecommunication Services Business” means, for the purpose of this Agreement, any commercial service(s) involving the transmission of voice and/or data through any medium by means of electrical impulses and includes all aspects of transmitting and receiving information. Further, “Telecommunication Services Business” also includes, but is not limited to, digital, analog, voice, data, message, and video transmissions, including the terminal, transmission and switching facilities of government and public telecommunications systems, as well as operating and network software.

3. Confidential Information.

(a) Executive acknowledges that the information, observations, training and data (including trade secrets) obtained by him or her while employed by the Company and its subsidiaries concerning the business or affairs of the Company or any subsidiary (“Confidential Information”) are the property of the Company or such subsidiary. The Confidential Information sought to be protected includes, without limitation, information pertaining to: (i) the identities of customers or clients with which or whom the Company does or seeks to do business, as well as the point of contact persons and decision-makers at these customers or clients, including their names, addresses, e-mail addresses and positions, whether contained in the Company’s computer database system or any written report distributed to employees; (ii) the past or present purchasing history of each customer or client; (iii) the volume of business and the nature of the business relationship between the Company and its customers or clients, including any computerized documents or files and/or written reports summarizing such information; (iv) the financing methods employed by and arrangements between the Company and its existing or potential customers or clients; (v) the pricing of the Company’s services and products, including any deviations from its standard pricing for particular customers or clients; (vi) the Company’s business plans and strategy, including customer assignments and rearrangements, sales and administrative staff expansions, marketing and sales plans and strategy, proposed adjustments in compensation of sales personnel, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes; (vii) information regarding the Company’s employees, including their identities, skills, talents, knowledge, experience, compensation, and preferences; (viii) information about the Company’s financial results and business condition contained on the Company’s computer network or in any written or printed documents; (ix) computer programs and software developed by the Company and tailored to the Company’s needs by its employees, independent contractors, consultants or vendors; (x) software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information; and (xi) all technology developed, enhanced, produced and/or distributed by the Company, including the Company’s training programs and techniques. Therefore, Executive agrees, for a period of at least 10 years following termination of Executive’s employment with the Company, that he or she shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or its subsidiaries which he or she may then possess or have under his or her control; provided that the Company shall provide Executive with reasonable access during normal business hours to all such materials to the extent reasonably required with respect to any dispute or matter with respect to which Executive may have personal liability, and all such materials made available to Executive shall continue to be subject to the confidentiality provisions set forth in this Section 3.

(b) Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during this employment with the Company or any subsidiary, Executive believes he or she is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Company so that Executive’s duties can be modified appropriately.

(c) Executive represents and warrants to the Company that Executive took nothing which belonged to any former employer when Executive left such former employer and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

4. Intellectual Property, Inventions and Patents.

(a) Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by the Company and its subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

If Executive is based in Illinois, in accordance with Section 2872 of the Illinois Employee Patent Act, Ill. Rev. Stat. Chap. 140, § 301 et seq. (1983), Executive is hereby advised that this paragraph 4 regarding the Company’s and its subsidiaries’ ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company or any subsidiary was used and which was developed entirely on Executive’s own time, unless (i) the invention relates to the business of the Company or any subsidiary or to the Company’s or any subsidiaries’ actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Executive for the Company or any subsidiary.

5. Non-Compete, Non-Solicitation.

(a) Executive acknowledges and agrees with the Company that in the course of employment with the Company Executive will become familiar with the Company’s trade secrets and with other confidential and proprietary information concerning the Company and its subsidiaries, that Executive’s services to the Company and its subsidiaries are special and unique in nature and of an extraordinary value to the Company, and that the Company would be irreparably damaged if Executive were to provide similar services to any Person competing with the Company or any of its subsidiaries or engaged in similar business.

(b) Therefore, in order to induce the Company to retain Executive and enter into this Agreement, and in further consideration of Executive’s compensation under employment arrangements with the Company, Executive covenants and agrees during Executive’s employment with Company, Executive will not participate in or assist a Competing Business (as defined below). Additionally, Executive agrees that for 12 months following termination of employment with Company (“Noncompete Period”), Executive will not work for, supervise, assist, or participate in, a Competing Business in any capacity (as owner, employee, consultant, contractor, officer, director, lender, investor, agent, or otherwise), unless given the prior written consent by the Chief Executive Officer of the Company to do so. This restriction, as set forth in this paragraph, is geographically limited to (i) the United States, or (ii) any location, storefront, address or place of business where a Covered Client or Customer is present and available for solicitation during such 24 month period which restriction the parties stipulate is a reasonable geographic area because of the scope of the Company’s operations and Executive’s employment activities. This paragraph creates a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to Company and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition. Nothing herein will prohibit ownership of less than two percent (2%) of the publicly traded capital stock of a corporation so long as this is not a controlling interest, or ownership of mutual fund investments. Executive agrees that Executive may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(c) “Competing Business” means any person or entity that engages in a business-to-business or business-to-consumer telecommunications business and provides services or products that would compete with or displace any services or products sold or being developed for sale by the Company during Executive’s employment, or engages in any other activities so similar in nature or purpose to those of Company that they would displace business opportunities or customers of Company.

(d) “Covered Clients and Customers” means those persons or entities (Clients and Customers such as customers, retailers, wholesalers and distribution chains) that (i) Company has provided services or products to (including, without limitation, any corporate office, headquarter, retail, or dedicated team services), or (ii) Executive, as an employee of the Company, either had contact with, supervised employees who had contact with, or received proprietary information about; within the last 24 month period that Executive was employed with Company.

(e) Executive agrees that, as part of his or her employment or association with the Company, Executive will and/or have become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Company’s employees and consultants. Executive agrees that, for a period of 12 months following the termination of Executive’s employment with the Company (“Nonsolicit Period”), whether such termination occurs at Executive’s instigation or the instigation of the Company, Executive will not recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by or associated with the Company, nor will Executive contact or communicate with any such persons for the purpose of inducing such persons to terminate their employment or association with the Company. For purposes of this paragraph, the “persons” covered by this prohibition include permanent employees, temporary employees, or consultants who were employed by, doing business with, or associated with the Company within 6 months of the time of the attempted recruiting, solicitation, or hiring.

(f) In addition, Executive agrees that during Executive’s employment with Company, Executive will not induce or attempt to induce any Covered Client or Customer to diminish, curtail, divert or cancel its business relationship with Company. Additionally, Executive agrees that for a Nonsolicit Period following the termination of Executive’s employment with Company, Executive will not, directly or indirectly service, call on, solicit, divert or take away, any Covered Clients or Customers of Company. This paragraph is geographically limited to (i) the United States, or (ii) any location, storefront, address or place of business where a Covered Client or Customer is present and available for solicitation at that time. Executive further agrees that he or she may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

6. Enforcement.

If, at the time of enforcement of Section 3, 4 or 5 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 5, the Noncompete Period and Nonsolicit Period shall be tolled until such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in Section 5 are reasonable and that he or she has had the opportunity to review the provisions of this Agreement with his or her legal counsel.

7. Executive’s Representations.

Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he or she has had the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein. As an inducement to the Company to enter into this Agreement, Executive acknowledges and agrees that no provision contained herein shall entitle Executive to remain in the employment of the Company or any of its subsidiaries or affect the right of the Company to terminate Executive’s employment at any time and for any reason.

8. Miscellaneous.

(a) Survival. Sections 3 through 8 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

(b) Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive: at the address listed in the Company’s records

Notices to the Company:

Broadwing Corporation

1122 Capital of Texas HWY

Austin, Texas 78746

Attention: General Counsel

Telephone: 512-742-3700

Fax: 512-742-2695

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

9. Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10. Complete Agreement.

This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Prior Agreement).

11. Interpretation and No Strict Construction.

This Agreement has been negotiated by the parties and their respective counsel. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party. The headings and captions are included for reference purposes only and do not affect the interpretation of the provisions hereof. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Use of the words “herein,” “hereof,” “hereto” and the like in this Agreement refer to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted. When the context requires, the number of all words includes the singular and plural.

12. Counterparts.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13. Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his or her rights or delegate his or her duties or obligations hereunder without the prior written consent of the Company.

14. Choice of Law.

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Except as provided in the Mandatory Arbitration section below, with respect to any dispute or claims arising out of this Agreement or my employment relationship with the Company, the state and federal courts situated in Travis County, Texas, shall have personal jurisdiction over the Company and Executive to hear disputes concerning such claims, and that venue for any such disputes shall be exclusively in the state or federal courts in Travis County, Texas. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys’ fees.

15. Amendment and Waiver.

The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

16. Executive’s Cooperation.

During the Employment and thereafter, Executive shall cooperate with the Company and its subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph, the Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection therewith (including travel, lodging, meals, and reasonable legal expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses)

17. Mandatory Arbitration.

In the event there is an unresolved legal dispute between the parties that involves legal rights or remedies arising from this Agreement or the employment relationship between Executive and the Company, the parties agree to submit their dispute to binding arbitration under the authority of the Federal Arbitration Act and/or the Texas Arbitration Act; provided, however, that the Company may pursue a temporary restraining order and/or preliminary injunctive relief in accordance with Section 6 above, with related expedited discovery for the parties, in a court of law, and, thereafter, require arbitration of all issues of final relief. Insured workers compensation claims (other than wrongful discharge claims), and claims for unemployment insurance are excluded from arbitration under this provision. The Arbitration will be conducted by the American Arbitration Association pursuant to the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. The arbitrator(s) shall be duly licensed to practice law in the State of Texas. Each party will be allowed at least one deposition. The arbitrator(s) shall be required to state in a written opinion all facts and conclusions of law relied upon to support any decision rendered. No arbitrator will have authority to render a decision that contains an outcome determinative error of state or federal law, or to fashion a cause of action or remedy not otherwise provided for under applicable state or federal law. Any dispute over whether the arbitrator(s) has failed to comply with the foregoing will be resolved by summary judgment in a court of law. In all other respects, the arbitration process will be conducted in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. The Company will pay the arbitration costs and arbitrator’s fees beyond $500, subject to a final arbitration award on who should bear costs and fees. All proceedings shall be conducted in Austin, Texas, or another mutually agreeable site. The duty to arbitrate described above shall survive the termination of this Agreement. Except as otherwise provided above, the parties hereby waive trial in a court of law or by jury. All other rights, remedies, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration.

18. Term.

This Agreement shall terminate on May 10, 2007 unless (i) a Corporate Transaction has occurred, or (ii) a definitive agreement to execute a Corporate Transaction has been executed by Broadwing or its affiliates but has not yet been consummated, provided, however, that if such transaction is not consummated by November 10, 2007, the Agreement shall terminate as of such date.

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SIGNATURE PAGE TO FOLLOW]

THIS AGREEMENT CONTAINS DISPUTE RESOLUTION THROUGH BINDING ARBITRATION. THE PARTIES ACKNOWLEDGE AND AGREE THAT DISPUTES ARISING UNDER THIS AGREEMENT WILL BE RESOLVED THROUGH MANDATORY BINDING ARBITRATION UNDER SECTION 17 ABOVE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BROADWING CORPORATION

By:

Name:

Title:

EXECUTIVE

FIRST NAME LAST NAME

Exhibit A

GENERAL RELEASE

I,                     , in consideration of and subject to the performance by Broadwing Communications, LLC., a Delaware LLC (together with its affiliates and subsidiaries, the “Company”), of its material obligations under the Executive Employment Agreement, dated as of             , (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under paragraph 2(d) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 2(d) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.	Except as provided in paragraph 4 below, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

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3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that (a) I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release, and (b) if any such pending charge or complaint of which I am not presently aware is or becomes in existence, I will upon becoming aware of such charge or complaint use all reasonably diligent efforts to cause such charge or complaint to be dismissed or terminated.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that if I violate this General Release by bringing any Claim against the Company or any other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees and expenses.

8.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National

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Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.	I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for my reasonable out-of-pocket expenses incurred in connection therewith (including travel, lodging, meals, and reasonable legal expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses).

11.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of its obligations under Sections 2 of the Agreement.

12.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

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5.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

7.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

8.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

9.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

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